Exhibit 10.5

AMENDMENT NO. SIX TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT NO. SIX (“Amendment”) to the Kindred Healthcare, Inc. Supplemental Executive Retirement Plan (the “SERP”) is adopted effective January 1, 2009.

Recitals

A.	Kindred Healthcare, Inc., (the “Company”) maintains the SERP and has right to amend the SERP pursuant to Section 5.4 thereof.

B.	The Company now desires to amend the SERP, after operating it in good faith compliance with Internal Revenue Code Section 409A since that Section’s effective date, to comply in form with the final regulations under that Code Section, effective January 1, 2009.

Amendments

1. Section 2.18 of the SERP hereby is amended so that as amended it shall read in its entirety as follows:

2.18	Termination of Employment. “Termination of Employment” means the date the Company and the Participant reasonably anticipate that (i) the Participant will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code (together referred to herein as the “Employer”), or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, except that service as a member of the board of directors of any Employer is not counted unless termination benefits under this Plan are aggregated with benefits under any other Employer plan or agreement in which the Participant also participates as a director) will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). The Participant will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Participant has a reemployment right with the corporation by statute or contract. If a bona fide leave of absence extends beyond six months, a Termination of Employment will be deemed to occur on the first day after the end of such six month period, or on the day after the Participant’s statutory or contractual reemployment right lapses, if later. The Committee will determine whether a Termination of Employment has occurred based on all relevant facts and circumstances, in accordance with Treasury Regulation §1.409A-1(h).

2. Section 4.1 is hereby amended to refer to the prior calendar year as the determination period for identifying specified employees.

3. Section 5.4(c) of the SERP hereby is amended so that as amended it shall read in its entirety as follows:

(c)	Elimination of Non-Account-Based Deferred Compensation Arrangements. The Company may, in its sole and complete discretion, terminate this Plan at any time, provided, provided that (1) the termination is not made in the presence of the downturn in the financial health of the Employer; (2) the Employer terminates any and all other nonqualified deferred compensation plans or arrangements that would be required to be aggregated with this Plan under Code Section 409A and guidance issued thereunder; (3) no payments are made to any Participant or Beneficiary under this Plan within 12 months after the effective date of the Plan’s termination, except to the extent payments are otherwise due hereunder; (4) all benefits are completely distributed within 24 months after the effective date of the Plan’s termination; and (5) the Employer does not adopt or maintain another plan or arrangement that would be required to be aggregated with this Plan under Code Section 409A for a period of at least three years after the date all necessary actions to terminate this Plan are made.

IN WITNESS WHEREOF, the Company has caused this Amendment No. Six to be executed on the date first written above.

KINDRED HEALTHCARE, INC.

By:	Richard E. Chapman
Title:	Chief Administrative and Information Officer, and Executive Vice President
Date:	November 5, 2008